                                                                                                                       NATIONWIDE LIFE INSURANCE COMPANY
                                                                                                                       ONE NATIONWIDE PLAZA
                                                                                                                       COLUMBUS, OHIO 43215
                                                                                                                       [1-800-848-6331]

NATIONWIDE LIFE INSURANCE COMPANY ("Nationwide") is a stock life insurance company organized under the laws of the State of Ohio.  Nationwide will provide the benefits described in the Contract, including making annuity payments to the Annuitant beginning on the Annuitization Date.  The Contract is provided in return for the Purchase Payment(s) made by the Contract Owner.

RIGHT TO EXAMINE AND CANCEL

THE CONTRACT OWNER HAS THE "RIGHT TO EXAMINE AND CANCEL" THE CONTRACT.  THE CONTRACT OWNER MAY RETURN THE CONTRACT WITHIN TEN DAYS (THIRTY DAYS IF THE CONTRACT IS A REPLACEMENT) OF THE DATE IT IS RECEIVED BY THE CONTRACT OWNER TO THE HOME OFFICE OF NATIONWIDE OR THE AGENT THROUGH WHOM IT WAS PURCHASED.  WHEN NATIONWIDE RECEIVES THE CONTRACT, IT WILL CANCEL THE CONTRACT AND REFUND THE CONTRACT VALUE AS OF THE CANCELLATION DATE, WITHOUT DEDUCTION FOR FEES OR OTHER CHARGES, IN FULL.

Please note:  Nationwide reserves the right to allocate Purchase Payments received during the "Right to Examine and Cancel" period to a money market fund and will allocate the Contract Value to the underlying mutual fund options specified by the Contract Owner when the "Right to Examine and Cancel" period has expired.

THIS IS A LEGAL CONTRACT BETWEEN NATIONWIDE AND THE CONTRACT OWNER, PLEASE READ IT CAREFULLY.  IF THE CONTRACT IS NOT RETURNED DURING THE "RIGHT TO EXAMINE AND CANCEL" PERIOD, THE CONTRACT OWNER WILL BE BOUND BY THE TERMS OF THE CONTRACT.

The smallest annual rate of investment return required to be earned on the assets of the Separate Account so that the dollar amount of Variable Annuity Payments will not decrease is 4.80% (optional benefits, if elected, will increase this amount).  Explicit annual charges against the assets of the variable account are as follows:

Variable Account charge:  1.30% (optional benefits, if elected, will increase this amount).

Executed for Nationwide on the Date of Issue by:

                                                                                                                                 /s/ Robert W. Horner, III                                                  /s/ Kirt A. Walker
                                                                               Secretary                                                                       President

Individual Flexible Purchase Payment Fixed and Variable Deferred Annuity Contract, Non-Participating
with Additional Credits on Purchase Payments and Contingent Deferred Sales Charge Waivers

For early withdrawal: Please consult a tax advisor about your individual circumstances.

ANNUITY PAYMENTS, DEATH BENEFITS, SURRENDER VALUES, AND OTHER VALUES PROVIDED BY THE CONTRACT ARE BASED ON THE INVESTMENT EXPERIENCE OF A SEPARATE ACCOUNT. THESE VALUES ARE VARIABLE AND MAY INCREASE OR DECREASE WITH THE FLUCTUATIONS OF THE NET INVESTMENT FACTOR AND ARE NOT GUARANTEED AS TO FIXED-DOLLAR AMOUNT, UNLESS OTHERWISE SPECIFIED.

The Minimum Annual Interest Rate applicable to the Fixed Account is subject to re-determination every fifth Contract Anniversary.

Nationwide reserves the right to restrict or eliminate the Fixed Account according to the terms specified in the Contract (Fixed Account section Contract page 9 and Transfers section Contract page 11.

[The Fixed Account described herein is not available at this time.  Nationwide may re-open it for investment at a later date.]

NOTICE: Details of the variable provisions of this Contract
are on pages 5, 8, 14, and 20.

VAC-0117NYCV.1                                                                                                                                                                                                                                        (New York) (3/2012)

TABLE OF CONTENTS

CONTRACT SPECIFICATIONS
PAGE Insert

DEFINITIONS                                                                                                                       3

GENERAL PROVISIONS                                                                                                  4
Entire Contract
Non-Participating
Incontestability
Contract Settlement
Evidence of Survival
Alteration or Modification
Assignment
Protection of Proceeds
Misstatement of Age or Sex
Reports

CONTRACT EXPENSES                                                                                                    5
Variable Account Charges
Contingent Deferred Sales Charge ("CDSC")
Contract Maintenance Charge

PARTIES TO THE CONTRACT                                                                                        7
Nationwide
Contract Owner
Joint Owner
Contingent Owner
Annuitant
Contingent Annuitant
Beneficiaries and Contingent Beneficiaries

CONTRACT INVESTMENT
OPTIONS                                                                                                                                8
Variable Accounts
Fixed Account

OPERATION OF THE CONTRACT                                                                                10
Purchase Payments
Additional Credits on Purchase Payments
Transfers
Surrenders
Surrenders Required by the Internal
Revenue Code
Additional Tax Information

CONTRACT OWNER SERVICES                                                                                    14
Asset Rebalancing
Dollar Cost Averaging Programs
Enhanced Fixed Account Dollar Cost Averaging
Fixed Account Interest Out Dollar Cost Averaging
Other Dollar Cost Averaging Programs
Systematic Surrenders

SUCCESSION OF RIGHTS AND
THE DEATH BENEFIT                                                                                                           15
Death of Contract Owner
Death of Contract Owner/Annuitant
Death of Annuitant
Death Benefit Payment
Standard Death Benefit
One-Year Enhanced Death Benefit
Spousal Protection

ANNUITIZATION                                                                                                                   18
Annuity Commencement Date
Annuitization Process
Calculation of Fixed Annuity Payments
Calculation of Variable Annuity Payments
Frequency and Amount of Payments
Large Size Annuity Contracts

ANNUITY PAYMENT OPTIONS                                                                                         20
Selection of Annuity Payment Option
Single Life Annuity
Joint and Survivor Annuity
Single Life Annuity with 10 or 20 Year Term Certain
Any Other Option
Confirmation of Annuity Payments

TABLES                                                                                                                                     22

VAC-0117NYCV.1                                                                                                                                                                                                                                        (New York) (3/2012)

DEFINITIONS

Accumulation Unit - An accounting unit of measure used to calculate the Variable Account value before the Annuitization Date.

Annuitant - The person upon whose continuation of life any annuity payments involving life contingencies depends.

Annuitization - The period during which annuity payments are received by the Annuitant.

Annuitization Date - The date annuity payments begin.

Annuity Commencement Date - The date annuity payments are scheduled to begin.

Annuity Unit - An accounting unit of measure used to calculate variable annuity payments.

Beneficiary - The person designated by the Contract Owner to receive certain benefits under the Contract if the Annuitant or Contract Owner dies before the Annuitization Date and there is no surviving Joint Owner.

Co-Annuitants - The persons designated by the Contract Owner to receive the Spousal Protection feature.

Contingent Annuitant - The person designated by the Contract Owner to be the recipient of certain rights or benefits under the Contract if the Annuitant dies before the Annuitization Date.

Contingent Beneficiary - The person designated by the Contract Owner to receive the benefits accorded the Beneficiary if the Beneficiary is not living when the Annuitant dies.

Contingent Owner - The person designated by the Contract Owner to succeed to the rights of a Contract Owner if the Contract Owner dies before Annuitization and there is no Joint Owner.

Contract - The terms, conditions, benefits and rights of the annuity described in this document, as well as any documents describing elected options, endorsements or attached application form.

Contract Anniversary - Beginning with the Date of Issue, each recurring one-year anniversary of the Date of Issue during which the Contract remains in force.

Contract Owner(s) - The person possessing all rights under the Contract prior to the Annuitization Date, unless there is a Joint Owner.

Contract Value - The combined value of the Variable Accounts and the Fixed Account.

Date of Issue - The date the first Purchase Payment is applied to the Contract.

Death Benefit - The benefit payable when the Annuitant or Co-Annuitant dies before the Annuitization Date, unless a Contingent Annuitant has been named.

Fixed Account - An investment option funded by Nationwide's general account.

Fixed Account Redetermination Date(s) -  The date, every 5th Contract Anniversary following the Date of Issue, that the Minimum Annual Interest Rate(s) is recalculated.

Joint Owner - The person possessing an undivided interest in the entire Contract with the Contract Owner.  If there is a Joint Owner, references to Contract Owner and Joint Owner will apply to both of them, or either of them, unless the context requires otherwise.

Minimum Annual Interest Rate - The minimum nonforfeiture rate of interest required by state law, subject to redetermination.  The actual rate(s) of interest credited under the Contract may be greater, but may not be less.

Minimum Nonforfeiture Rate(s) - The interest rate(s) used to calculate the Minimum Nonforfeiture Value.  This interest rate(s) may never be less than 1.0% or greater than 3.0%.  The rate is calculated using the average of the weekly 5-year Constant Maturity Treasury rate for the calendar quarter, excluding the last week (rounded to the nearest 1/20th of 1%), preceding the Date of Issue or the Redetermination Date minus 1.25%.

Minimum Nonforfeiture Value - The minimum required value of amounts allocated to the Fixed Account.  This value is calculated in accordance with state law and is not less than 87.5% of allocations to the Fixed Account, whether by a transfer from another investment option or Purchase Payment, accumulated at the applicable Minimum Nonforfeiture Rates, for as long as such amounts remain in the Fixed Account, less an annual assumed contract charge of $30.  The Minimum Nonforfeiture Value may be greater than or less than the Surrender Value or Transfer Value.

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Nationwide - Nationwide Life Insurance Company.

Non-Qualified Contract - A Contract that does not qualify for favorable tax treatment under Internal Revenue Code Sections 408, 408A or 401(a).

Purchase Payment(s) - New money deposited into the Contract by the Contract Owner.

State of Issue – The jurisdiction where this Contract has been issued for delivery.  For purposes of this Contract, the term includes the District of Columbia, Puerto Rico and any state, territory, or possession of the United States of America.

Sub-Accounts - Divisions of the Variable Accounts where Accumulation Units and Annuity Units are maintained separately.  Each Sub-Account corresponds to a different underlying mutual fund.

Surrender - A withdrawal of part or all of the Contract Value from the Contract.

Surrender Value - The value of amounts Surrendered from the Contract.  This is the Contract Value minus any applicable charges described in the Contract and any applicable premium taxes.

Transfer Value - The accumulated value, calculated using interest rates credited to the Fixed Account, of each requested transfer from the Fixed Account to another investment option available under the Contract.

Valuation Date - Each day the New York Stock Exchange and Nationwide's home office are open for business or any other day during which there is a sufficient degree of trading in the Sub-Accounts of the Variable Accounts that the current net asset value of its Accumulation Units might be materially affected.  Values of the Variable Accounts are determined as of the close of the New York Stock Exchange which generally closes at 4:00 pm Eastern Time, but may close earlier on certain days and as conditions warrant.

Valuation Period - The period of time commencing at the close of a Valuation Date and ending at the close of business for the next succeeding Valuation Date.

Variable Accounts - Separate investment accounts of Nationwide into which Purchase Payments may be allocated.

GENERAL PROVISIONS

Entire Contract

The Contract is the entire agreement between Nationwide and the Contract Owner. All statements made by, or under the authority of, the Contract Owner for the issuance, reinstatement or renewal of the policy are deemed representations and not warranties.

Non-Participating

The Contract is non-participating.  It does not share in the surplus of Nationwide.

Incontestability

The Contract, except with respect to statements relating to age, sex, and identity, shall not be contested by Nationwide after it has been in force during the lifetime of the Annuitant for a period of two years from the Date of Issue.

Contract Settlement

Nationwide may require that the Contract be returned before making any annuity payments or processing a Surrender of the entire Surrender Value.

Evidence of Survival

If annuity payments depend on a person being alive, then Nationwide may require proof that person is still living before making annuity payments.

Alteration or Modification

Changes to the Contract must be made in writing and signed by Nationwide's President or Secretary.  The Contract may be modified or superseded by applicable law subject to state regulatory approval.  Other changes to the Contract will be made only with the mutual agreement of Nationwide and the Contract Owner.  A copy of the amendment will be furnished to the Contract Owner if required.

Assignment

In some cases a Contract Owner may assign some or all rights under the Contract.  An assignment has to be made in writing and signed by the Contract Owner during the lifetime of the Annuitant and before the Annuitization Date.  The assignment takes effect on the date it is signed, subject to any action taken by Nationwide prior to receipt of the assignment.

VAC-0117NYCV.1                                                                                                                                                                                                                                        (New York) (3/2012)

Nationwide is not responsible for the validity or tax consequences of any assignment or for any payment or other settlement made prior to Nationwide's receipt of the assignment.

An assignment will not be considered received until Nationwide has received sufficient direction from the Contract Owner and assignee as to how rights under the Contract will be allocated.

Protection of Proceeds

Proceeds under the Contract are not assignable by any Beneficiary prior to the time they become payable.  To the extent permitted by applicable law, proceeds are not subject to the claims of creditors or to legal process.

Misstatement of Age or Sex

If the age or sex of the Contract Owner, Joint Owner, Annuitant, Beneficiary or Contingent Beneficiary is misstated, all payments and benefits under the Contract will be adjusted.  Payments and benefits will be based on the correct age or sex.  Proof of age of an Annuitant may be required at any time, in a form satisfactory to Nationwide.  When the age or sex of an Annuitant has been misstated, the dollar amount of any overpayment will be deducted from the next payment or payments due under the Contract.

The dollar amount of any underpayment made by Nationwide as a result of an age or sex misstatement will be paid in full with the next payment due under the Contract.

Any such adjustment made under this section will include interest on the overpayment or underpayment, as applicable, at a rate of 5% per annum.

Reports

Before Annuitization, at least once a year, Nationwide will mail to the Contract Owner, at the last known address, a statement showing the Contract Value, any paid up annuity benefits, cash surrender  benefits, death benefits and any other information required by the Superintendent of the state in which the Contract is delivered.

Additional reports are available upon request.

CONTRACT EXPENSES

Variable Account Charges

Mortality and Expense Risk Charge - Nationwide deducts a Mortality and Expense Risk Charge equal to an annualized maximum rate of 1.10% of the daily net assets of the Variable Accounts.  Nationwide reserves the right to charge less than the maximum rate.

Administrative Charge - Nationwide deducts an Administrative Charge for the life of the Contract equal to an annualized rate of 0.20% of the daily net assets of the Variable Accounts.

These charges compensate Nationwide for expenses  it incurs including administrative and distribution costs, insurance benefit expenses, as well as expenses associated with issuing, maintaining, and assuming certain risks in connection with the Contract.  The election of any available options may increase the Variable Account charges.  Nationwide deducts the Variable Account charges from the Variable Accounts each business day based on the value of the Variable Accounts.

Contingent Deferred Sales Charge ("CDSC")

A CDSC may be assessed by Nationwide for any Surrender from the Contract.  The CDSC covers expenses related to the sale of the Contract.  The CDSC applies only to Purchase Payments that are Surrendered.

The CDSC is calculated by multiplying the CDSC percentages in the following table by the Purchase Payments Surrendered.  In calculating the CDSC, all Surrenders are treated as coming from the oldest Purchase Payment first and then from the next oldest Purchase Payment and so forth.  Earnings on Surrendered Purchase Payments are not considered until all Purchase Payments are Surrendered.  Amounts Surrendered as described in the "CDSC Free Partial Surrenders" paragraphs following the table are not considered a Surrender of Purchase Payments.

For federal income tax purposes, full or partial Surrenders are treated as a withdrawal of earnings first.

VAC-0117NYCV.1                                                                                                                                                                                                                                        (New York) (3/2012)

Number of Completed Years Measured from the Date of the Purchase Payment	CDSC Percentage
0	7%
1	7%
2	6%
3	5%
4	4%
5	3%
6	2%
7	0%

The CDSC Percentage noted in the preceding table changes to the next year's CDSC Percentage on the day before the completed Purchase Payment year.

Nationwide will waive or reduce CDSC for the following Surrenders:

(1)
CDSC Free Partial Surrenders - Each year (beginning with the Date of Issue), the Contract Owner may Surrender without CDSC an amount equal to the greatest of: (a) 10% of the net difference of Purchase Payments still subject to CDSC less Purchase Payments that have been Surrendered and were subject to CDSC; (b) the amount required to meet minimum distribution requirements under the Internal Revenue Code; or (c) the amounts in the following table that are a part of an age-based systematic Surrender program elected by the Contract Owner.

Age of Contract Owner*	Contract Value Percentage
Under Age 59 1/2	5%
Age 59 1/2 through Age 61	7%
Age 62 through Age 64	8%
Age 65 through 74	10%
Age 75 and Over	13%

*The age of the Contract Owner will be determined as of the date the request for systematic Surrender is received and recorded by Nationwide at its home office in Columbus, Ohio.  In the case of Joint Ownership, the "Age of Contract Owner" will be based on the older Joint Owner.

If the total amounts Surrendered in any year exceed the "CDSC Free Partial Surrenders" amount calculated under item (c), then such total Surrendered amounts will be eligible only for "CDSC Free Partial Surrenders" amounts identified under items (a) and (b) and the total amount of CDSC charged during that year will be determined on such basis.

This CDSC Free Partial Surrender privilege described in the preceding paragraphs is non-cumulative.  This means any part of the CDSC Free Partial Surrender amount not taken by the Contract Owner in a given year cannot be added to the available CDSC Free Partial Surrender amount in any later years.  The CDSC Free Partial Surrender only applies to partial Surrenders.  If the entire Contract is fully Surrendered, then CDSC will apply to all Purchase Payments Surrendered.

For purposes of the CDSC Free Partial Surrender privilege, a full Surrender is also considered: (a) a Surrender of the entire Surrender Value in any one year period (as measured from a Contract Anniversary date or the Date of Issue) or (b) any Surrender of 90% or more of the Contract Value.

(2)
Death Benefit Payment - CDSC is not charged on payment of the Death Benefit if the Annuitant or Co-Annuitant dies before the Annuitization Date.  However, if the Contract is continued and Purchase Payments are made after the death of Annuitant, a CDSC will apply to those Purchase Payments. CDSC will be applied to Surrenders made upon the death of the Contract Owner when the Contract Owner is not also named as the Annuitant.

(3)	Annuity Payments - CDSC is not charged on amounts applied to an annuity payment option.

(4)
Certain Contract Exchanges - Nationwide may decide not to charge CDSC if the Contract is Surrendered in exchange for another contract issued by Nationwide or one of its affiliated insurance companies.  Please note that a CDSC or other type of surrender charge may apply to the contract received in exchange for the Contract.  If another contract issued by Nationwide or one of its affiliates is exchanged for the Contract, Nationwide may reduce the CDSC on the Contract.

VAC-0117NYCV.1                                                                                                                                                                                                                                        (New York) (3/2012)

(5)	Certain Group Offerings - Nationwide may reduce CDSC if the Contract is sold to a trustee, employer or similar entity under a retirement plan or in similar arrangements resulting in expense savings.

*For those Contracts that have a non-natural person as Contract Owner as an agent for a natural person, the Annuitant may exercise the right of the Contract Owner for purposes described in this provision.  If the non-natural Contract Owner does not own the Contract as an agent for a natural person (e.g., the Contract Owner is a corporation or a trust for the benefit of an entity), the Annuitant may not exercise the rights described in this provision.

Contract Maintenance Charge

Nationwide deducts a $30 contract maintenance charge on each Contract Anniversary and at the time of a full Surrender of the Contract.  This charge compensates Nationwide for administrative expenses related to issuing and maintaining the Contract.  If the Contract Value is greater than or equal to $50,000 on a Contract Anniversary, then this charge is waived for that year and all subsequent years.  If the Contract is fully Surrendered and the Contract Value at the time of Surrender is greater than or equal to $50,000 the charge is also waived.

PARTIES TO THE CONTRACT

Nationwide and the Contract Owner (including any Joint Owner) are the primary parties to the Contract.  Additional parties listed in the Contract may be entitled to certain rights, but only under specific conditions, as described in the Contract.

The Contract Owner may change a party named in the Contract, except a Joint Owner, if the change request is in writing.  Changes are effective as of the date the change request is signed.  Nationwide, however, is not responsible for payment or other actions taken before the change request is received.  Changes to the Annuitant require Nationwide's written consent and may only be done prior to the Annuitization Date.  Nationwide is not responsible for the tax implications of any changes to the named parties.

A change of Contract Owner may require a signature guarantee and must be signed by the Contract Owner and the person designated as the new Contract Owner.

Changes to the Annuitant or Contingent Annuitant are subject to underwriting and approval by Nationwide.  If any Contract Owner is not a natural person, the change of the Annuitant will be treated as the death of the Contract Owner.

Nationwide

Nationwide is a stock life insurance company organized under Ohio law.  In exchange for the Purchase Payment(s) made under this Contract, Nationwide issues the Contract to the Contract Owner, assumes certain risks and promises to make certain payments.

In issuing this Contract, Nationwide intends to offer only annuity and related benefits (including death benefits) to single individuals and their beneficiaries.  These benefits result in Nationwide assuming certain risks.  This Contract is not intended for use by institutional investors, people trying to cover risks involving multiple lives with a single contract, or by someone trying to cover a single life with multiple Nationwide contracts.

Contract Owner

The Contract Owner has all rights under the Contract before the Annuitization Date, unless a Joint Owner is named.  If the person purchasing the Contract names someone else as the Contract Owner, then the purchaser will have no rights under the Contract.

The Annuitant becomes the Contract Owner on the Annuitization Date.

Joint Owner

Joint Owners have an undivided interest in the Contract and any exercise of ownership rights in the Contract must be in writing and signed by both Joint Owners.

Contingent Owner

The Contingent Owner may receive benefits under the Contract, but only if the Contract Owner is not named as the Annuitant, dies prior to the Annuitization Date, and there is no surviving Joint Owner.  If more than one Contingent Owner survives the Contract Owner, each will share equally unless otherwise specified in the Contingent Owner designation.

If a Contract Owner is named as the Annuitant and dies before the Annuitization Date, then the Contingent Owner does not have any rights in the Contract.  If a surviving Contingent Owner is also named as the Beneficiary, then the surviving Contingent Owner will have all the rights of a Beneficiary.

VAC-0117NYCV.1                                                                                                                                                                                                                                        (New York) (3/2012)

Annuitant

The Annuitant is the person who will receive annuity payments upon Annuitization.  The Annuitant must be age 85 or younger at the time of Contract issuance unless Nationwide approves a request for the Annuitant to be older.  The Annuitant may not be changed prior to the Annuitization Date without Nationwide's written consent.

Co-Annuitant

Co-Annuitants, if named, must be spouses. The Co-Annuitants must be age 85 or younger at the time of Contract issuance unless Nationwide approves a request for a Co-Annuitant to be older.  If either Co-Annuitant dies before the Annuitization date, the surviving Co-Annuitant may continue the Contract and will receive the benefit of the Spousal Protection feature as described in the "Spousal Protection Feature" subsection of the  "Succession of Rights and the Death Benefit " section.

Contingent Annuitant

If the Annuitant dies before the Annuitization Date, the Contingent Annuitant becomes the Annuitant.  The Contingent Annuitant must be age 85 or younger at the time of Contract issuance unless Nationwide approves a request for the Contingent Annuitant to be older.  All provisions of the Contract that are based on the death of the Annuitant prior to the Annuitization Date will be based on the death of the last survivor of the Annuitant and Contingent Annuitant.

Beneficiaries and Contingent Beneficiaries

The Beneficiary may be entitled to certain rights under the Contract.  Whether these rights actually vest depends on several conditions.  The Contingent Beneficiary has no rights unless the Contingent Beneficiary survives all Beneficiaries and such Beneficiaries (had they survived) would be entitled to receive payments under the Contract.  The right to receive payments under the Contract, including the Death Benefit, is described in detail in the "Succession of Rights and the Death Benefit" section of the Contract.

Unless otherwise directed by the Contract Owner, the following will apply:

(1)	after the death of the Contract Owner (assuming all rights vest with the Beneficiary as described in the preceding paragraphs), the Beneficiary may name a successor beneficiary. A successor beneficiary will have the right to receive any Contract proceeds remaining after the Beneficiary dies;

(2)	if there is more than one Beneficiary, each will share equally in any right to receive payment;

(3)	if there is more than one Contingent Beneficiary, each will share equally in any right to receive payment.

CONTRACT INVESTMENT OPTIONS

Variable Accounts

Nationwide may make available one or more Variable Accounts in which Contract Owners may elect to invest.

Variable Accounts are segregated investment accounts of Nationwide.  All assets of the Variable Accounts remain the property of Nationwide, but are not charged with the liabilities from any other of its businesses.  Income, gains and losses of the Variable Accounts reflect their own investment experience and not the investment experience of Nationwide.  Although the assets in the Variable Accounts are the property of Nationwide, it is obligated to make payments to the parties of the Contract. The portion of assets of the Variable Accounts equal the reserves and other Contract liabilities.

Each Variable Accounts may offer various underlying investment options, each being a Sub-Account of the Variable Accounts.  The Contract Owner may allocate Purchase Payments to any of the available Sub-Accounts of each Variable Accounts.

Purchase Payments allocated to Sub-Accounts may be subject to terms or conditions established by the corresponding underlying investment option.

The underlying investment options available in the Variable Accounts are not publicly traded investment options or mutual funds.

The value of amounts allocated to each Sub-Account is determined by multiplying the number of Accumulation Units in the Sub-Account by the Accumulation Unit value.  Charges assessed by the underlying investment options, as well as the Variable Account charge, are deducted each day when calculating the Accumulation Unit value.  When a Sub-Account is established, the Accumulation Unit value is initially set at $10 per unit.  The Accumulation Unit value of the Sub-Account fluctuates based on the investment performance of the corresponding underlying

VAC-0117NYCV.1                                                                                                                                                                                                                                        (New York) (3/2012)

investment option and includes the deduction of the Variable Account charge.  Investment experience is not tied to the number of Accumulation Units, but the value of the Accumulation Units.  Accumulation Units of a Sub-Account are added by Purchase Payment or transfer allocations.  Accumulation Units of a Sub-Account are subtracted by any Surrenders, transfers to other Sub-Accounts or charges described in the "Contract Expense" section (except the Variable Account charge). Accumulation Units of a Sub-Account are also reduced by transfers to the Fixed Account.

The investment performance of a Sub-Account is determined by the net investment factor.  The net investment factor is determined by dividing (a) by (b) and subtracting (c) from the result where:

(a)
is the net asset value for the current Valuation Period of the underlying investment option corresponding to the Sub-Account (plus any dividend or income distributions made by such underlying investment option);

(b)	is the net asset value of the underlying investment option determined as of the preceding Valuation Period; and

(c)	is a factor representing the daily Variable Account charge (determined by taking the annualized Variable Account charge and dividing it by the number of days in the current calendar year).

If the net investment factor is multiplied by the preceding Valuation Period's Accumulation Unit value, the result will be the current Valuation Period's Accumulation Unit value.  If the net investment factor is greater than 1, the Accumulation Unit value increases.  If the net investment factor is less than 1, the Accumulation Unit value decreases.

If an underlying investment option is no longer available for investment by a Variable Account or if, in the judgment of Nationwide's management, further investment in such underlying investment option would be inappropriate in view of the purposes of the Contract, Nationwide may substitute another underlying investment option for an underlying investment option already purchased or to be purchased in the future by Purchase Payments under the Contract.

In the event of a substitution or change, Nationwide may make changes to the Contract and other contracts of this class as may be necessary to reflect the substitution or change.  Nothing contained in the Contract will prevent the Variable Accounts from purchasing other securities for other series or classes of contracts or from effecting a conversion between series or classes of contracts on the basis of requests made individually by owners of such contracts.

Fixed Account

Certain options that may be elected by the Contract Owner assess an additional charge to the Fixed Account.  In no event, however, will the rate of interest credited to the Fixed Account be less than the Minimum Annual Interest Rate then in effect for the Fixed Account.

In addition, certain options that may be elected limit availability of the Fixed Account as described in the application and/or within the option.

The Fixed Account is an investment option under the Contract offering guaranteed interest rates.  Nationwide credits interest to the Fixed Account at the interest rate or rates Nationwide periodically declares.  Interest rates are determined at the sole discretion of Nationwide, However, Nationwide guarantees that the minimum interest credited to the Fixed Account will be at least the Minimum Annual Interest Rate then in effect for the Fixed Account.

Interest rates are declared to the Contract Owner in writing on quarterly statements.  Nationwide states its interest rates as an annualized rate (the effective yield of interest over a one year period).

The Minimum Annual Interest Rate in effect on the Date of Issue is stated on the Contract Specifications Page. For the Fixed Account, this interest rate is subject to redetermination on the Fixed Account Redetermination Date(s) according to the following formula:

The interest rate(s) may never be less than 1.0% or greater than 3.0%.  The rate is calculated using the average of the weekly 5 year Constant Maturity Treasury rate for the calendar quarter preceding the Fixed Account Redetermination Date(s), excluding the last week, rounded to the nearest 0.05%, minus 1.25%.

With respect to the Fixed Account, Nationwide reserves the right to refuse:

(1)	the allocation of additional Purchase Payments to the Fixed Account,
(2)	any transfers from the Variable Accounts to the Fixed Account, and/or

VAC-0117NYCV.1                                                                                                                                                                                                                                        (New York) (3/2012)

(3)	renewal of Fixed Account allocations reaching the end of the current guaranteed interest rate period.

For the preceding item no. (3), in the event the Contract Owner does not direct Nationwide as to the new allocation of Fixed Account proceeds reaching the end of the guaranteed interest rate period, Nationwide will transfer such Fixed Account proceeds to a money market Sub-Account. The Contract Owner will be provided 30 day advance notice in the event Nationwide exercises its right to refuse allocations of Purchase Payments, transfers, or renewal of allocations into the Fixed Account.

When new Purchase Payments, or amounts transferred from the Variable Account are allocated to the Fixed Account, the Fixed Account interest rates currently in effect are applied to these allocations.  The interest rate guarantee period on initial Fixed Account allocations lasts until the end of the calendar quarter at least one year (but no more than 15 months) after the date of deposit or transfer.  When subsequent interest rates are declared, those rates will have a guarantee period of 12 months (one year). Subsequent interest rates are declared to the Contract Owner in writing on quarterly statements.

Upon Surrender or transfer to another investment option under the Contract, the Contract Owner will receive the greater of:

(1)	the Surrender Value/Transfer Value of Fixed Account allocations being Surrendered/transferred; or

(2)	the Minimum Nonforfeiture Value.

Paid-up annuity benefits, cash surrender benefits or the Death Benefit that may become payable from the Fixed Account will never be less than the minimum benefits required by the statute of the state in which the Contract is delivered.

Fixed Account guarantees are supported by the general account of Nationwide and are not insured by the FDIC, NCUSIF or any other agency of the Federal government.

Nationwide reserves the right not to accept subsequent Purchase Payments or transfer allocations to the Fixed Account. In addition, Nationwide reserves the right to not accept renewals of existing Fixed Account allocations into the Fixed Account upon the expiration of an interest rate guarantee period.  In the event Nationwide invokes this right, renewal amounts subject to the expiration of the interest rate guarantee period would be transferred automatically from the Fixed Account to a money market Sub-Account.  Such transferred amounts will not be subject to any charges, including CDSC.  The Contract Owner will be notified prior to the transfer and may Surrender for 30 days following notification the amount transferred to the money market Sub-Account without the application of CDSC.

OPERATION OF THE CONTRACT

Purchase Payments

The Contract is issued in consideration of the Purchase Payment(s) made by the Contract Owner.  Purchase Payments are accepted by Nationwide at its home office in Columbus, Ohio.  The minimum initial Purchase Payment is required on the Date of Issue and must be at least $10,000.  The Contract Owner may satisfy the minimum initial Purchase Payment by making periodic Purchase Payments until the first Contract Anniversary.  Nationwide does not require any additional Purchase Payments after the minimum initial Purchase Payment has been satisfied and the Contract will not lapse or otherwise be cancelled for failure to make additional Purchase Payments.  Nationwide accepts additional Purchase Payments of $1,000 or more.  If additional Purchase Payments are made via automated clearinghouse, the minimum subsequent Purchase Payment amount is reduced to $150.

Notwithstanding the preceding paragraph, total cumulative Purchase Payments under the Contract and any other annuity contract issued by Nationwide with the same Contract Owner or Annuitant may not exceed $1,000,000 (and will be returned to the Contract Owner), unless Nationwide agrees in writing to accept Purchase Payments exceeding $1,000,000. The consent of Nationwide will not be unreasonably withheld nor applied in a discriminatory manner.

Additional Credits on Purchase Payments

If the Contract is returned pursuant to the "Right to Examine and Cancel" provision, any credits described herein that have been made to the Contract by Nationwide will be forfeited.

Nationwide will provide a credit if certain levels of Purchase Payments are achieved as outlined in the following:

(1)	When cumulative Purchase Payments (minus any Surrenders) under the Contract exceed $500,000, Nationwide will credit to the Contract an amount equal to 0.50% of all such Purchase

VAC-0117NYCV.1                                                                                                                                                                                                                                        (New York) (3/2012)

Payments. In the case of a subsequent Purchase Payment (minus any Surrenders) reaching the $500,000 minimum, the 0.50% will be credited on all Purchase Payments attributed to the cumulative total Purchase Payment amount of $500,000.  Subsequent Purchase Payments between $500,001 and $999,999 will each receive a credit that is equal to 0.50%.

(2)
When cumulative Purchase Payments (minus any Surrenders) under the Contract exceed $1,000,000, Nationwide will credit to the Contract an amount equal to 1.00% of all such Purchase Payments.  In the case of a subsequent Purchase Payment (minus any Surrenders) reaching the $1,000,000 minimum, a credit of 0.50% will be credited on cumulative Purchase Payments (minus any Surrenders) between $0 and $999,999 (in addition to the previous credit made under item no. (1) above) for a total credit of 1.00%.

Additional Purchase Payments (minus any Surrenders) in excess of the $1,000,000 minimum will each receive a credit of 1.00%.

Credits applied under this provision increase the Contract Value and any values based on the Contract Value.  On the date a credit is applied, it is applied before any charges are deducted.

Additional credits on Purchase Payments are made only once upon reaching the specified thresholds.  For example, if cumulative Purchase Payments (minus any Surrenders) exceed $1,500,000 then the total additional credited amount is equal to $15,000.

Subsequent Surrenders followed by new Purchase Payments will not receive additional credits until the original $1,500,000 receiving additional credits on Purchase Payments is exceeded by these new Purchase Payments.

Transfers

Prior to the Annuitization Date, transfers among the investment options available under the Contract are permitted 20 times per calendar year.  Nationwide accepts transfers in excess of 20, but only if they are sent via ordinary U.S. Mail.  For purposes of determining the number of transfers, the following will apply:

(1)	a transfer is considered to be one or more allocations of Contract Value among available investment options on a single business day;

(2)	the transfer limit of 20 will be set (or re-set) every calendar year beginning January 1st;

(3)	transfers not exercised during a given calendar year cannot be "banked" or otherwise accumulated and used in subsequent calendar years (transfer limits are non-cumulative in nature);

(4)	asset rebalancing transactions, as described in the "Contract Owner Services" section of the Contract, are considered transfers;

(5)	dollar cost averaging transactions, as described in the "Contract Owner Services" section of the Contract, are not considered transfers.

(6)
Nationwide may refuse, limit or otherwise restrict transfer requests, or take any other reasonable action it deems necessary to protect Contract Owners, Annuitants and/or Beneficiaries from short-term trading strategies or other harmful investment practices that negatively impact underlying mutual fund performance.  Nationwide may restrict a Contract Owner engaged in such a practice or strategy or a third-party acting on behalf of a Contract Owner(s).

The following transfer restrictions are added to the contract.

(1)	Transfers to or from the Fixed Account must be made prior to the Annuitization Date.

(2)
Transfers out of the Fixed Account are limited by Nationwide to those amounts attributable to interest rate guarantee periods that have expired.  For 45 days following the expiration of an interest rate guarantee period, Nationwide will permit the Contract Owner to transfer these amounts to the Variable Account (subject to the other restrictions described in this section).  Nationwide may limit transfers out of the Fixed Account to 10% of the amount in an expired interest rate guarantee period.

(3)	Nationwide may delay a transfer out of the Fixed Account for a period of up to six months from the date it receives the request from the Contract Owner.

(4)	Nationwide may refuse transfers into the Fixed Account at any time and at its sole discretion.

VAC-0117NYCV.1                                                                                                                                                                                                                                        (New York) (3/2012)

Nationwide's failure to take action in any one or more instances with respect to the preceding restrictions is not, nor is it to be construed or deemed as, a further or continuing waiver of its right to enforce them.

Surrenders

The Contract Owner may Surrender part or all of the Contract Value before the earlier of:

(1)	the death of the Annuitant and any Contingent Annuitant; or

(2)	the Annuitization Date.

Nationwide requires that Surrender requests be made in writing and may require the return of the Contract if the entire Contract Value is being Surrendered.  To insure Surrenders are being requested properly, Nationwide may require the signature(s) on a Surrender request be guaranteed by a member firm of a major stock exchange or other depository institution qualified to do so.

Unless the Contract Owner provides specific direction to Nationwide as to how amounts from the Contract are to be Surrendered, Nationwide will process requests for Surrender in the following manner:

(1)	Proportional Surrender - Surrenders will be taken proportionally from all investment options, including the Fixed Account.

(2)
Surrender Amount Received - The amount received by the Contract Owner will be equal to the amount of the Surrender requested by the Contract Owner minus any charges described in the "Contract Expenses" section or adjustments and any applicable premium taxes.

The Surrender Value will be paid to the Contract Owner within seven days of the date Nationwide receives, at its home office in Columbus, Ohio, the properly executed Surrender request from the Contract Owner.

The Surrender Value is equal to:

(1)	the Contract Value; minus

(2)	any charges described in the "Contract Expenses" section; minus

(3)	any state premium taxes.

Any applicable federal income taxes are not included in calculating the Surrender Value.
Nationwide has the right to suspend or delay the date of any Surrender from the Variable Accounts for any period when;

a)	the New York Stock Exchange is closed,

b)	when trading on the New York Stock Exchange is restricted,

c)
when an emergency exists and as a result the disposal of securities in the Variable Accounts is not reasonably practicable or it is not reasonably practicable to fairly determine the value of the net assets in the Variable Accounts, or

d)	during any other period when the Securities and Exchange Commission by order permits a suspension of Surrender for the protection of security holders.

Rules and regulations of the Securities and Exchange Commission may govern as to whether certain conditions set forth in the preceding paragraphs exist.
In addition, Nationwide may delay payment of a Surrender of any portion of the Fixed Account for up to six months from the date the request is received subject to regulatory approval.  Nationwide will not delay payment of a Surrender unless Nationwide has made a written request and received written approval from the Commissioner of Insurance.  Such request will address the necessity of the delay and the equitability to all Contract Owners.

Surrenders Required by the Internal Revenue Code

Certain Surrenders may be required by the Internal Revenue Code. For purposes of this section, a Surrender may also be termed a "distribution" or a "required distribution."  In no case may a Surrender be delayed beyond the time specified by Internal Revenue Code Section 72(s).

If any Contract Owner or Joint Owner dies (including an Annuitant who becomes the Contract Owner of the Contract on the Annuitization Date), certain distributions are required by Section 72(s) of the Internal Revenue Code.  The following distributions will be made in accordance with these requirements (regardless of any other provisions in the Contract):

(1)	If any Contract Owner dies on or after the Annuitization Date and before the entire interest under the Contract has been distributed, then the

VAC-0117NYCV.1                                                                                                                                                                                                                                        (New York) (3/2012)

remaining portion of such interest shall be distributed at least as rapidly as under the method of distribution in effect as of the date of such Contract Owner's death.

(2)
If any Contract Owner dies before the Annuitization Date, then the entire interest in the Contract (consisting of either the Death Benefit or the Contract Value reduced by certain charges as set forth elsewhere in the Contract) shall be distributed within 5 years of the death of the deceased Contract Owner, provided however:

(a)
If any portion of such interest is payable to or for the benefit of a natural person who is a surviving Contract Owner, Contingent Owner, Joint Owner, Annuitant, Contingent Annuitant, Beneficiary or Contingent Beneficiary as the case may be (each a "designated beneficiary"), such portion may, at the election of the designated beneficiary, be distributed over the life of such designated beneficiary, or over a period not extending beyond the life expectancy of such designated beneficiary, provided that payments begin within one year of the date of the deceased Contract Owner's death (or such longer period as may be permitted by federal income tax regulations).  Life expectancy and the amount of each payment will be determined as prescribed by federal income tax regulations.

(b)
If the designated beneficiary is the surviving spouse of the deceased Contract Owner, such spouse may elect, in lieu of the Death Benefit, to become the Contract Owner of this Contract, and the distributions required under the Required Distribution Provisions will be made upon the death of such spouse.

In the event that the Contract Owner is not a natural person (e.g., a trust or corporation), then, for purposes of these distribution provisions, (i) the death of the Annuitant shall be treated as the death of any Contract Owner, (ii) any change of the Annuitant shall be treated as the death of any Contract Owner, and (iii) in either case the appropriate distribution required under these distribution rules shall be made upon such death or change, as the case may be.  The Annuitant is the primary annuitant as defined in Section 72(s)(6)(B) of the Code.

Pursuant to Section 3 of the federal Defense of Marriage Act ("DOMA"), same-sex marriages currently are not recognized for purposes of federal law. Therefore, the favorable income-deferral options afforded by federal tax law to an opposite-sex spouse under Internal Revenue Code sections 72(s) and 401(a)(9) are currently NOT available to a same-sex spouse. Same-sex spouses who own or are considering the purchase of annuity products that provide benefits based upon status as a spouse should consult a tax advisor. To the extent that an annuity contract or certificate accords to spouses other rights or benefits that are not affected by DOMA, same-sex spouses remain entitled to such rights or benefits to the same extent as any annuity holder’s spouse.

Additional Tax Information

The Contract is subject to requirements found in the Internal Revenue Code.  It is intended that the Contract be treated as an "annuity contract" for federal income tax purposes.

Nationwide will interpret and administer all sections of the Contract in accordance with Internal Revenue Code Section 72(s).  Nationwide reserves the right to amend this Contract to comply with requirements set out in the Internal Revenue Code and regulations and rulings thereunder, as they may exist from time to time.

Surrenders are calculated by use of the expected return multiples specified in Tables V and VI of Section 1.72-9 of the Treasury Regulations and calculated in accordance with the calculation methods made available by Nationwide, prescribed by the regulations and elected by the Contract Owner.

If the Contract is issued other than as a Non-Qualified Contract, the Contract Owner will receive an endorsement describing the Contract requirements for the type of Contract issued.

Nationwide will deduct against the Contract Value the amount of any premium taxes levied by a state or any other government entity on Purchase Payments.  The method used to recoup premium taxes will be determined by Nationwide at its sole discretion and in compliance with applicable state law.  Nationwide currently deducts premium taxes from a Contract Value at one of the following times:

(1)	when the Contract is Surrendered;

(2)	on the Annuitization Date; or

(3)	when Nationwide is subject to the premium tax.

VAC-0117NYCV.1                                                                                                                                                                                                                                        (New York) (3/2012)

CONTRACT OWNER SERVICES

Listed in this section are descriptions of certain services Nationwide may make available under the Contract.  The services described in this section are not available on or after the Annuitization Date.

Asset Rebalancing

Please note that terms and conditions imposed by underlying mutual funds may restrict the ability to do asset rebalancing with certain Sub-Accounts.

Nationwide permits the Contract Owner to elect, on a form provided by Nationwide, to periodically have the part of the Contract Value held in the Sub-Accounts of the Variable Accounts re-allocated on a predetermined percentage basis.

The Contract Owner may elect to have asset rebalancing done on a monthly, quarterly, semi-annual or annual basis.  If the last day of any of these periods falls on a date other than a Valuation Date, Nationwide will process the asset rebalancing on the next available Valuation Date.

Nationwide may, on a prospective basis, discontinue new asset rebalancing programs.  Nationwide may also assess a processing fee for this service.

This service is not available, nor will it ever apply, to any part of the Contract Value allocated to the Fixed Account.

Dollar Cost Averaging Programs

The Contract Owner may elect, on a form provided by Nationwide, to transfer on a monthly, quarterly, semi-annual or annual basis specified amounts from certain Sub-Accounts of the Variable Accounts.

Dollar cost averaging transfers will continue out of the applicable Sub-Account until exhausted or the Contract Owner instructs Nationwide in writing to discontinue the program.

Enhanced Fixed Account Dollar Cost Averaging

Nationwide may offer an enhanced Fixed Account dollar cost averaging program.  Nationwide will discontinue this program on a prospective basis if at any time the program cannot be self-supported or if there is lack of competitive need to offer the program.  If a Contract Owner is participating in a dollar cost averaging program at the time Nationwide decides to discontinue offering it, the Contract Owner will be able to continue that program until it is completed.  In the event Nationwide decides to discontinue this program, all Contract Owners will be notified in writing of such a change.

The Contract Owner, upon application, or when making any new Purchase Payments to the Contract, may elect an enhanced Fixed Account dollar cost averaging program if such enhanced dollar cost averaging rate is available and if the Contract Value is at least $10,000.  If such a program is elected, the interest rate credited to all Purchase Payments made under this allocation may be greater than the Fixed Account rate for allocations which are not part of an enhanced Fixed Account dollar cost averaging program.

An enhanced Fixed Account rate dollar cost averaging program may last for a period of either 6 or 12 months.  During this time, Nationwide will, on a monthly basis, transfer amounts allocated to the enhanced Fixed Account dollar cost averaging account to specified Sub-Accounts of the Variable Account.  The minimum amount of the first periodic transfer in such instances is 1/11th of the Fixed Account Value if a 12 month period is elected or 1/5th of the Fixed Account Value if a 6 month period is elected.

If a Contract Owner terminates an enhanced Fixed Account dollar cost averaging program prematurely, any remaining funds in the Fixed Account that are part of the enhanced Fixed Account dollar cost averaging program will be transferred to a money market Sub-Account, unless the Contract Owner directs these amounts to another Sub-Account.

Fixed Account Interest Out Dollar Cost Averaging

The Contract Owner may elect, on a form provided by Nationwide, to have interest earnings on the Fixed Account transferred on a monthly basis to Sub-Accounts of the Variable Account.

Other Dollar Cost Averaging Programs

The Contract Owner may elect, on a form provided by Nationwide, to transfer on a monthly, quarterly, semi-annual or annual basis specified amounts from the Fixed Account.

Dollar cost averaging transfers will continue out of the Fixed Account until exhausted or the Contract Owner instructs Nationwide in writing to discontinue the program.

VAC-0117NYCV.1                                                                                                                                                                                                                                        (New York) (3/2012)

In the case of a non-enhanced dollar cost averaging program from the Fixed Account, transfers from the Fixed Account must be equal to or less than 1/30th of the Contract Value allocated to the Fixed Account at the time the program is requested.

Please note that Nationwide may delay a transfer out of the Fixed Account for a period of up to six months from the date it receives the dollar cost averaging election from the Contract Owner.

Systematic Surrenders

The Contract Owner may elect, on a form provided by Nationwide, to take systematic Surrenders of $100 or more on a monthly, quarterly, semi-annual or annual basis.  Nationwide will process the Surrenders on pro-rata basis from each Sub-Account of the Variable Accounts and the Fixed Account.  Systematic Surrenders may be subject to the charges described in the "Contract Expenses" section, as well as any applicable state premium taxes.  Unless otherwise directed by the Contract Owner, Nationwide will withhold federal income taxes from each systematic Surrender.

The Contract Owner may request an age-based systematic Surrender program (in accordance with the table that follows).  This type of systematic Surrender program terminates each year on the day before the Contract Anniversary and may be reinstated only on or after the next Contract Anniversary pursuant to a new request.

Age of Contract Owner*	Contract Value Percentage
Under Age 59 1/2	5%
Age 59 1/2 through Age 61	7%
Age 62 through Age 64	8%
Age 65 through 74	10%
Age 75 and Over	13%

*The age of the Contract Owner will be determined as of the date the request for systematic Surrender is received and recorded by Nationwide at its home office in Columbus, Ohio.  In the case of Joint Ownership, the "Age of Contract Owner" will be based on the older Joint Owner.

Unless the Contract Owner has made an irrevocable election of Surrenders of substantially equal periodic payments, the systematic Surrenders may be discontinued at any time by written notification to Nationwide.  Nationwide may discontinue prospective systematic Surrender programs.
SUCCESSION OF RIGHTS AND THE DEATH BENEFIT

Whether a party to the Contract has certain rights (including the right to receive the Death Benefit) depends on whether certain parties (such as a Contingent Annuitant or Joint Owner) have been named and whether the Contract Owner and the Annuitant is the same person.

Death of the Contract Owner

If the Contract Owner (or any Joint Owner) and the Annuitant are not the same person and such Contract Owner dies before the Annuitization Date, the "Death Benefit" section does not apply and contractual rights succeed in the following order:

(1)	If there is a surviving Joint Owner, they become the new Contract Owner.

(2)	If there is no surviving Joint Owner, the Contingent Owner becomes the new Contract Owner.

(3)	If there is no surviving Joint Owner or Contingent Owner, the Beneficiary(ies) becomes the new Contract Owner.

(4)	If there is no surviving Beneficiary(ies), then the last surviving Contract Owner's estate becomes the new Contract Owner.

Death of Contract Owner/Annuitant

If the Contract Owner (or any Joint Owner) and the Annuitant are the same person, and that person dies before the Annuitization Date, the Death Benefit becomes payable.  Rights to the Death Benefit are determined in the following order:

(1)	If there is a surviving Joint Owner, the surviving Joint Owner is entitled to the Death Benefit.

(2)	If there is no surviving Joint Owner, the Beneficiary(ies) are entitled to the Death Benefit.

(3)	If there is no surviving Joint Owner or Beneficiary(ies), then the Contingent Beneficiary(ies) are entitled to the Death Benefit.

(4)	If there is no surviving Contingent Beneficiary(ies), then the last surviving Contract Owner's estate is entitled to the Death Benefit.

VAC-0117NYCV.1                                                                                                                                                                                                                                        (New York) (3/2012)

Death of Annuitant

If there is no Contingent Annuitant, the Contract Owner and the Annuitant are not the same person, and the Annuitant dies before the Annuitization Date, then rights to the Death Benefit are determined in the following order:

(1)	the Beneficiary(ies), if they survive the Annuitant;

(2)	the Contingent Beneficiary(ies), if they survive the Annuitant;

(3)	the last surviving Contract Owner's estate.

Death Benefit Payment

The Death Benefit is only payable if the Annuitant dies before the Annuitization Date.  The value of each component comprising the calculation of the amount of the Death Benefit is determined as of the date of the Annuitant's death, except for the Contract Value component which is valued as of the date Nationwide receives the information necessary to pay a Death Benefit claim as described below.

Prior to paying the Death Benefit, Nationwide must receive in writing at its home office in Columbus, Ohio the following three items: (1) proper proof of the Annuitant's death; (2) an election specifying the method of Surrender; and (3) state required forms, if any.

Nationwide will accept any one of the following as proper proof of the Annuitant's death:

(1)	a certified copy of the death certificate;

(2)	a copy of a certified decree of a court of competent jurisdiction as to the finding of death;

(3)	a written statement by a medical doctor who attended the deceased Annuitant; or

(4)	any other proof Nationwide finds acceptable.

The Beneficiary must elect a method of Surrender that complies with any applicable Internal Revenue Code requirements.  The Beneficiary may elect to receive the Death Benefit in the form of:

(1)	a lump sum distribution;

(2)	an annuity payment; or

(3)	any distribution that is permitted by state and federal regulations and is acceptable to Nationwide.

The Death Benefit payment will be made or will commence within 30 days after receipt of proof of death and notification of the election on how to receive the Death Benefit.

Standard Death Benefit

Except in the case where the Contract Owner is changed or the Contract is assigned, if the Annuitant dies before the Annuitization Date, the Death Benefit will be the greater of:

(1)      the Contract Value; or

(2)	the total of all Purchase Payments, less an adjustment for amounts Surrendered.

The adjustment for amounts Surrendered will reduce item (2) above in the same proportion that the Contract Value was reduced on the date of the partial Surrender.

Partial withdrawals from the Contract can impact the guaranteed Death Benefit.  Please refer to the numerical example in the Proportional Language Illustration below.

Proportional Language Illustration

The following is an illustration (example) of a partial Surrender Prior to the Annuitization Date:

(a) Total of all Purchase Payments	$100
(b) Contract Value just before the partial Surrender is taken	$50
(c) Partial Surrender	$48
(d) New Contract Value	$2
(e) Death Benefit	$4

The Death Benefit is (a) multiplied by (1-c/b) or 100 x (1-.96) = 4.

The Death Benefit described above is adjusted in cases where a Contract has more than $3,000,000 in cumulative Purchase Payments.  The adjustment is calculated using the following formula:

VAC-0117NYCV.1                                                                                                                                                                                                                                        (New York) (3/2012)

Death Benefit Adjustment Formula

A x F + B x (1 -  F)

Where:

A =The greatest of: (1) the Contract Value; or (2) total Purchase Payments made to the Contract reduced by any Surrender in the proportion that such Surrender reduced the Contract Value on the date of Surrender;

B =	The Contract Value.

F =	The ratio of $3,000,000 to sum of all Purchase Payments.

One-Year Enhanced Death Benefit

When this option is elected, Nationwide deducts an additional charge at an annual rate of 0.20% of the daily net asset value of the Variable Account.  This charge will cease upon Annuitization or if the Contract is terminated and will not increase as long as the Contract remains in-force.

This option is only available to Contracts with Annuitants age 80 or younger on the Date of Issue.  The benefits described in this option will cease upon termination of the Contract or Annuitization.

This option is irrevocable.

The dollar amount of the Death Benefit is equal to the greatest of:

(1)	the Contract Value;

(2)	total Purchase Payments made to the Contract reduced by any Surrender in the proportion that such Surrender reduced the Contract Value on the date of Surrender; or

(3)
the greatest Contract Anniversary value before the deceased Annuitant's 86th birthday.  The Contract Anniversary value is equal to the Contract Value on a Contract Anniversary plus any Purchase Payments since that Contract Anniversary and reduced by any Surrenders since that Contract Anniversary in the same proportion that each such Surrender reduced the Contract Value on the date of Surrender.

Partial withdrawals from the Contract can impact the guaranteed Death Benefit.  Please refer to the numerical example in the Proportional Language Illustration below.

Proportional Language Illustration

The following is an illustration (example) of a partial Surrender Prior to the Annuitization Date:

(a) Total of all Purchase Payments	$100
(b) Contract Value just before the partialSurrender is taken	$50
(c) Partial Surrender	$48
(d) New Contract Value	$2
(e) Death Benefit	$4

The Death Benefit is (a) multiplied by (1-c/b) or 100 x (1-.96) = 4.

The Death Benefit described herein is adjusted in cases where a Contract has more than $3,000,000 in cumulative Purchase Payments.  The adjustment is calculated using the following formula:

A x F + B x (1 - F)

        Where:

A =The greatest of: (1) The Contract Value; (2) total Purchase Payments made to the Contract reduced by any Surrender in the proportion that such Surrender reduced the Contract Value on the date of Surrender; or (3) the greatest Contract Anniversary value before the deceased Annuitant's 86th birthday.  The Contract Anniversary value is equal to the Contract Value on a Contract Anniversary plus any Purchase Payments since that Contract Anniversary and reduced by any Surrenders since that Contract Anniversary in the same proportion that each such Surrender reduced the Contract Value on the date of Surrender.

B =The Contract Value

F = The ratio of $3,000,000 to sum of all Purchase Payments.

The Spousal Protection benefit is also available in conjunction with this option provided that both the Annuitant and Co-Annuitant are age 80 or younger on the Date of Issue.  If a Co-Annuitant is added at any time after the Date of Issue, the Co-Annuitant must be age 80 or younger at the time of addition.

Spousal Protection Feature

The spousal protection feature permits a surviving spouse to continue the Contract while receiving the Death Benefit upon the death of the other spouse.  In order to take advantage of this feature the following will apply.

VAC-0117NYCV.1                                                                                                                                                                                                                                        (New York) (3/2012)

(1)	One or both of the spouses (or a revocable trust of which either or both of the spouses is/are grantor(s)) must be named as the Contract Owner.

(2)	The spouses must be Co-Annuitants. Both Co-Annuitants must be 85 or younger on the Date of Issue (80 or younger if the One-Year Enhanced Death Benefit is elected).

(3)	The spouses must be the Beneficiaries, except that a valid trust or custodial arrangement may be established if it is for the exclusive benefit of each spouse.

(4)
No other person may be named as Contract Owner, Annuitant or as primary Beneficiary, except that a Contract Owner or primary Beneficiary may be a valid trust or custodial arrangement established for the exclusive benefit of each spouse.

(5)	If both spouses are alive upon Annuitization, the Contract Owner must specify which spouse is the Annuitant upon whose continuation of life any annuity payments involving life contingencies depend.

(6)
Death of a Co-Annuitant - Prior to Annuitization, upon the death of the Co-Annuitant, the surviving spouse may continue the Contract as its sole Contract Owner.  If the chosen Death Benefit is higher than the Contract Value at the time of death, the Contract Value will be adjusted to equal the chosen Death Benefit amount.  The surviving spouse may then name a new Beneficiary but may not name another Co-Annuitant.

(7)
If a Co-Annuitant is added at any time after the Date of Issue, a copy of the certificate of marriage must be provided and the date of marriage must be after the Date of Issue.  In addition, the Co-Annuitant that is added must be age 85 or younger (80 or younger if the One-Year Enhanced Death Benefit is elected) .

The Death Benefit is paid on the death of each Co-Annuitant.  In no event will Nationwide pay the Death Benefit more than twice.

ANNUITIZATION

The other sections within the Contract primarily deal with provisions involving the accumulation of amounts in the various contract investment options, certain contractual benefits and rights that occur prior to receiving any annuity payments.

This "Annuitization" section primarily describes the right to receive certain payments upon Annuitization, including guarantees with respect to certain life contingent payment options.

Annuity benefits at the time of their commencement will not be less than those provided by the application of "an amount" to purchase any single consideration immediate annuity contract offered by Nationwide at that time to the same class of annuitants.  The amount is the greater of the Surrender Value (cash surrender benefit) or ninety-five percent of what the Surrender Value would be if there were no withdrawal charge.

Annuity Commencement Date

The Annuity Commencement Date is selected by the Contract Owner.  The date must be at least one year after the Date of Issue.  If an Annuity Commencement Date is not selected, it will be the date the Annuitant reaches age 90.

The Contract Owner may change the Annuity Commencement Date if the following requirements are met:

(1)	the requested change is before the Annuitization Date;

(2)	the change is made in writing and approved by Nationwide;

(3)
the new Annuity Commencement Date is not later than the date the Annuitant reaches age 90, or the end of the tenth Contract Anniversary, unless the Contract Owner elects a later Annuity Commencement Date, and Nationwide approves, subject to laws and regulations then in effect.

A change will become effective as of the date requested, but will not apply to any action taken by Nationwide before it is received at Nationwide's home office in Columbus, Ohio.

Annuitization Process

Annuitization is irrevocable once payments have begun.  The Contract Owner must provide Nationwide the following items in writing to annuitize the Contract:

(1)	election of an Annuity Payment Option; and

(2)	election to receive a fixed payment annuity, variable payment annuity, or any other combination that may be available on the Annuitization Date.

VAC-0117NYCV.1                                                                                                                                                                                                                                        (New York) (3/2012)

Actual purchase rates used to determine annuity payments will be those in effect on the Annuitization Date.

Any amounts in the Fixed Account that the Contract Owner elects to annuitize as a variable payment annuity must be moved to a variable Sub-Account before the Annuitization Date.

Calculation of Fixed Annuity Payments

The first payment of a fixed payment annuity is determined by applying the portion of the total Contract Value specified by the Contract Owner, less applicable premium tax, to the fixed annuity table in effect on the Annuitization Date for the Annuity Payment Option elected.

The purchase rates for any options guaranteed to be available will be determined on a basis not less favorable than 1.5% minimum interest and the applicable Annuity 2000 Mortality Table with Projection Scale G, assuming Annuitization in the year 2000, and the following age adjustments.

Annuitization Date	Adjusted Age*

2011 - 2015	Age last birthday minus 5 years
2016 - 2022	Age last birthday minus 6 years
2023 - 2029	Age last birthday minus 7 years
2030 - 2036	Age last birthday minus 8 years
2037 - 2043	Age last birthday minus 9 years
2044 and thereafter	Age last birthday minus 10 years, minus one additional year for payments beginning in each succeeding ten year period.

*Adjusted age is equal to the Annuitant's actual age in years on the Annuitant's last birthday minus the number of years specified in the table for each range of Annuitization Dates.

The determination of the applicable Annuity 2000 Mortality Table and Projection Scale G will be based upon the type of Contract issued.

Calculation of Variable Annuity Payments

Please note that each variable annuity payment will fluctuate and may increase or decrease based on investment experience of the Sub-Accounts.

A variable payment annuity is a series of payments that are not predetermined or guaranteed as to dollar amount and that vary in amount with the investment experience of the Sub-Accounts selected by the

Contract Owner.  After the Annuitization Date, transfers among the available Sub-Accounts are permitted only once per calendar year.

The first payment of a variable payment annuity is determined by applying the portion of the total Contract Value specified by the Contract Owner, less applicable premium taxes, to the variable annuity table in effect on the Annuitization Date for the Annuity Payment Option elected.

The purchase rates for any options guaranteed to be available will be determined on a basis not less favorable than a 3.5% assumed investment return and the applicable sex-distinct Annuity 2000 Mortality Table with Projection Scale G, assuming Annuitization in the year 2000, and the following age adjustments.

Annuitization Date	Adjusted Age*

2011- 2015	Age last birthday minus 5 years
2016 - 2022	Age last birthday minus 6 years
2023 - 2029	Age last birthday minus 7 years
2030 - 2036	Age last birthday minus 8 years
2037 - 2043	Age last birthday minus 9 years
2044 and thereafter	Age last birthday minus 10 years, minus one additional year for payments beginning in each succeeding ten year period.

*Adjusted age is equal to the Annuitant's actual age in years on the Annuitant's last birthday minus the number of years specified in the table for each range of Annuitization Dates.

The determination of the applicable Annuity 2000 Mortality Table and Projection Scale G will be based upon the type of Contract issued.

Variable annuity payments after the first payment will vary in amount and may decrease after the first payment.  The payment amount changes with the investment performance of the Sub-Accounts selected by the Contract Owner within the Variable Accounts.

An Annuity Unit is used to calculate the value of annuity payments.  When the underlying mutual fund shares were first established, the value of an Accumulation Unit for each Sub-Account of the Variable Accounts was arbitrarily set at $10.  The value for any later Valuation Period is found as follows:

VAC-0117NYCV.1                                                                                                                                                                                                                                        (New York) (3/2012)

(1)
the Annuity Unit value for each Sub-Account for the immediately preceding Valuation Period is multiplied by the net investment factor for the Sub-Account for the Valuation Period for which the Annuity Unit value is being calculated;

(2)	the result is multiplied by an interest factor because the assumed investment rate of 3.5% per year is built into the purchase rate basis for variable payment annuities.

Using the Annuity Unit value, the dollar amount of variable annuity payments is determined by:

(1)
the dollar amount of the first annuity payment is divided by the Annuity Unit value as of the Annuitization Date.  This result establishes the fixed number of Annuity Units for each monthly annuity payment after the first.  The number of Annuity Units remains fixed during the annuity payment period;

(2)	the fixed number of Annuity Units is multiplied by the Annuity Unit value for the Valuation Date for which the payment is due. This result establishes the dollar amount of the payment.

Nationwide guarantees that the dollar amount of each payment after the first will not be affected by variations in Nationwide's expenses or mortality experience.

Frequency and Amount of Payments

All annuity payments will be mailed within 10 business days of the scheduled payment date.  Payments will be made based on the Annuity Payment Option selected and frequency selected.  However, if no Purchase Payment is received three (3) years prior to the Annuitization Date and if the net amount to be applied to any Annuity Payment Option at the Annuitization Date is less than $2,000, Nationwide has the right to pay this amount in one lump sum instead of periodic annuity payments.

If any annuity payment would be or becomes less than $20, Nationwide may change the frequency of payments to an interval that results in payments of at least $20.  In no event will Nationwide make payments under an annuity option less frequently than annually.

Large Size Annuity Contracts

Any references in this Contract to Purchase Payment amounts in excess of $1,000,000 are assumed to have been approved by Nationwide as described in the "Purchase Payments" subsection of the "Operation of the Contract" section.

Notwithstanding any other provision in the Contract, the following will apply to all issued Contracts for which cumulative Purchase Payments received, and/or  the Contract Value annuitized, exceed $2,000,000 Nationwide may limit the available Annuity Payment Option to a fixed Single Life with a guaranteed period of payments through age 95 or 20 years (whichever is greater).

In addition, Nationwide may limit the amount of the Contract Value applied to an Annuity Payment Option to $5,000,000 per Contract and/or for all Nationwide issued annuity contracts with the same Annuitant.  For amounts in excess of $5,000,000, the Contract Owner must:

(1)	reduce the amount to be annuitized to $5,000,000 or less by taking a partial Surrender from the Contract;

(2)	reduce the amount to be annuitized to $5,000,000 or less by exchanging the portion of the Contract Value in excess of $5,000,000 to another annuity contract; or

(3)	annuitize the portion of the Contract Value in excess of $5,000,000 under an Annuity Payment Option with a term certain, if available.

ANNUITY PAYMENT OPTIONS

Selection of Annuity Payment Option

The Contract Owner may select an Annuity Payment Option prior to Annuitization.  The following applies to the selection of an Annuity Payment Option:

(1)	If no Annuity Payment Option is selected, Nationwide will automatically set it as a variable payment life annuity with a guaranteed period of 240 months.

(2)	Whether the Annuity Payment Option is selected by the Contract Owner or established automatically by Nationwide the Annuity Payment Option may not be changed.

VAC-0117NYCV.1                                                                                                                                                                                                                                        (New York) (3/2012)

(3)	Annuity Payment Options available may be limited based on age of the Annuitant (and any designated second person upon whose continuation of life any lifetime payments may depend).

(4)	Annuity Payment Options may also be limited based on requirements under the Internal Revenue Code.

The Annuity Payment Options found in the Contract are guaranteed to be available by Nationwide subject to the restrictions set forth in the preceding paragraphs and the "Large Size Annuity Contracts" subsection of the "Annuitization" section.

Single Life Annuity

The amount to be paid under this option will be paid during the lifetime of the Annuitant.  Payments will cease with the last payment due prior to the death of the Annuitant. This option is not available for Annuitants who are 86 or older on the Annuitization Date.

No withdrawals other than the scheduled annuity payments are permitted.  No Death Benefit will be paid.

Standard Joint and Survivor Annuity

The amount to be paid under this option will be paid during the joint lifetimes of the Annuitant and a designated second person.  Payments will continue as long as either is living.  Payments will cease with the last payment due prior to the death of the last survivor of the Annuitant and the designated second person. This option is not available for Annuitants or designated second persons who are 86 or older on the Annuitization Date.

No withdrawals other than the scheduled annuity payments are permitted.  No Death Benefit will be paid.

Single Life Annuity With 10 or 20 Year Term Certain

The amount to be paid under this option will be paid monthly during the lifetime of the Annuitant.  A guaranteed term of 10 or 20 years may be selected.  If the Annuitant dies prior to the end of this guaranteed period, the recipient chosen by the Contract Owner will receive the remaining monthly guaranteed payments.

No withdrawals other than the scheduled annuity payments are permitted.

Any Other Option

Payment options not set forth in the Contract are available only if they are approved by Nationwide.

Confirmation of Annuity Payments

Nationwide will issue within 30 days of the Annuitization Date a confirmation of the elected Annuity Payment Option.

VAC-0117NYCV.1                                                                                                                                                                                                                                        (New York) (3/2012)

GUARANTEED ANNUITY TABLES
FIXED MONTHLY BENEFITS PER $1000 APPLIED

JOINT AND SURVIVOR MONTHLY ANNUITY PAYMENTS

Adjusted Age of Female Annuitant*
		50	55	60	65	70	80
Adjusted Age of	50	2.54	2.66	2.77	2.85	2.92
Male Annuitant*	55	2.62	2.78	2.94	3.08	3.19
	60	2.68	2.89	3.11	3.32	3.50	3.75
	65		2.96	3.24	3.54	3.82	4.27
	70			3.34	3.72	4.13	4.88
	80				3.95	4.58	6.17

LIFE ANNUITY: MONTHLY ANNUITY PAYMENTS

Male Guarantee Period				Female Guarantee Period
ANNUITANT'S ADJUSTED AGE*	NONE	120 MONTHS	240 MONTHS	ANNUITANT'S ADJUSTED AGE*	NONE	120 MONTHS	240 MONTHS
50	3.03	3.01	2.95	50	2.79	2.78	2.75
51	3.10	3.08	3.01	51	2.85	2.84	2.81
52	3.17	3.14	3.07	52	2.91	2.90	2.86
53	3.24	3.22	3.13	53	2.97	2.96	2.91
54	3.32	3.29	3.19	54	3.04	3.02	2.97
55	3.40	3.37	3.25	55	3.11	3.09	3.03
56	3.49	3.45	3.32	56	3.18	3.16	3.09
57	3.58	3.54	3.39	57	3.26	3.24	3.16
58	3.68	3.63	3.46	58	3.34	3.32	3.23
59	3.78	3.73	3.53	59	3.43	3.40	3.30
60	3.89	3.83	3.60	60	3.52	3.49	3.37
61	4.01	3.94	3.68	61	3.62	3.58	3.44
62	4.14	4.05	3.75	62	3.72	3.68	3.52
63	4.27	4.17	3.83	63	3.84	3.79	3.60
64	4.41	4.30	3.90	64	3.96	3.90	3.68
65	4.57	4.43	3.98	65	4.08	4.02	3.76
66	4.73	4.57	4.05	66	4.22	4.14	3.84
67	4.91	4.71	4.12	67	4.37	4.27	3.93
68	5.09	4.86	4.19	68	4.52	4.41	4.01
69	5.29	5.02	4.26	69	4.69	4.56	4.09
70	5.50	5.18	4.33	70	4.87	4.71	4.17
71	5.73	5.35	4.39	71	5.07	4.88	4.24
72	5.97	5.53	4.44	72	5.28	5.05	4.32
73	6.23	5.71	4.50	73	5.52	5.23	4.39
74	6.51	5.89	4.55	74	5.76	5.42	4.45
75	6.81	6.08	4.59	75	6.03	5.62	4.51
76	7.13	6.27	4.63	76	6.33	5.83	4.56
77	7.47	6.46	4.66	77	6.64	6.04	4.61
78	7.83	6.65	4.70	78	6.99	6.25	4.65
79	8.23	6.84	4.72	79	7.36	6.47	4.69
80	8.65	7.03	4.74	80	7.77	6.69	4.72

VAC-0117NYCV.1                                                                                                                                                                                                                                        (New York) (3/2012)

LIFE ANNUITY:  MONTHLY ANNUITY PAYMENTS
(Continued)

Male Guarantee Period				Female Guarantee Period
ANNUITANT'S ADJUSTED AGE*	NONE	120 MONTHS	240 MONTHS	ANNUITANT'S ADJUSTED AGE*	NONE	120 MONTHS	240 MONTHS
81	9.10	7.21	4.76	81	8.21	6.90	4.74
82	9.58	7.39	4.78	82	8.69	7.12	4.76
83	10.10	7.56	4.79	83	9.21	7.32	4.78
84	10.66	7.73	4.80	84	9.77	7.52	4.79
85	11.25	7.88	4.80	85	10.38	7.70	4.80
86		8.02	4.81	86		7.87	4.80
87		8.16	4.81	87		8.03	4.81
88		8.28	4.81	88		8.18	4.81
89		8.39	4.81	89		8.31	4.81
90		8.50	4.81	90		8.42	4.81

*Adjusted Age is defined in the "Calculation of Fixed Annuity Payments" section of the Contract.

VAC-0117NYCV.1                                                                                                                                                                                                                                        (New York) (3/2012)

GUARANTEED ANNUITY TABLES FOR NON-QUALIFIED CONTRACTS AND IRA'S
VARIABLE MONTHLY BENEFITS PER $1000 APPLIED

JOINT AND SURVIVOR MONTHLY ANNUITY PAYMENTS

Adjusted Age of Female Annuitant*

		50	55	60	65	70	80
Adjusted Age of Male Annuitant*	50	3.66	3.77	3.87	3.96	4.03
	55	3.73	3.88	4.03	4.17	4.28
	60	3.79	3.98	4.18	4.38	4.57	4.84
	65		4.06	4.31	4.59	4.87	5.34
	70			4.42	4.78	5.17	5.94
	80				5.03	5.63	7.21

LIFE ANNUITY:  MONTHLY ANNUITY PAYMENTS

	Male Guaranteed Period				Female Guaranteed Period
ANNUITANT'S				ANNUITANT'S
ADJUSTED	0	120	240	ADJUSTED	0	120	240
AGE*	Months	Months	Months	AGE*	Months	Months	Months
50	4.18	4.15	4.06	50	3.93	3.92	3.87
51	4.24	4.21	4.11	51	3.98	3.97	3.92
52	4.31	4.27	4.17	52	4.04	4.02	3.97
53	4.38	4.34	4.22	53	4.10	4.08	4.02
54	4.46	4.41	4.28	54	4.16	4.14	4.07
55	4.54	4.49	4.34	55	4.23	4.21	4.13
56	4.62	4.57	4.40	56	4.30	4.27	4.18
57	4.72	4.65	4.46	57	4.38	4.34	4.24
58	4.81	4.74	4.53	58	4.46	4.42	4.30
59	4.91	4.83	4.59	59	4.54	4.50	4.37
60	5.03	4.93	4.66	60	4.63	4.59	4.43
61	5.14	5.04	4.72	61	4.73	4.68	4.50
62	5.27	5.15	4.79	62	4.84	4.77	4.57
63	5.41	5.27	4.86	63	4.95	4.87	4.65
64	5.55	5.39	4.93	64	5.07	4.98	4.72
65	5.71	5.52	5.00	65	5.19	5.10	4.79
66	5.87	5.65	5.06	66	5.33	5.22	4.87
67	6.05	5.79	5.13	67	5.48	5.34	4.94
68	6.24	5.94	5.19	68	5.63	5.48	5.02
69	6.44	6.09	5.25	69	5.80	5.62	5.09
70	6.66	6.25	5.31	70	5.99	5.78	5.17
71	6.89	6.41	5.37	71	6.19	5.94	5.24
72	7.14	6.58	5.42	72	6.40	6.11	5.30
73	7.40	6.75	5.47	73	6.64	6.28	5.36
74	7.68	6.93	5.51	74	6.89	6.47	5.42
75	7.99	7.11	5.55	75	7.16	6.66	5.47
76	8.31	7.29	5.59	76	7.46	6.85	5.52
77	8.66	7.47	5.62	77	7.79	7.06	5.57
78	9.03	7.65	5.64	78	8.14	7.26	5.60
79	9.43	7.83	5.67	79	8.52	7.47	5.64
80	9.86	8.01	5.69	80	8.93	7.68	5.66

VAC-0117NYCV.1                                                                                                                                                                                                                                        (New York) (3/2012)

	Male Guaranteed Period				Female Guaranteed Period
ANNUITANT'S				ANNUITANT'S
ADJUSTED	0	120	240	ADJUSTED	0	120	240
AGE*	Months	Months	Months	AGE*	Months	Months	Months
81	10.32	8.18	5.71	81	9.38	7.89	5.69
82	10.81	8.35	5.72	82	9.87	8.09	5.71
83	11.34	8.51	5.73	83	10.40	8.28	5.72
84	11.90	8.67	5.74	84	10.98	8.47	5.73
85	12.50	8.81	5.74	85	11.60	8.64	5.74

* Adjusted Age is defined in the Variable Payment Annuity - First and Subsequent Payments section of the contract.

VAC-0117NYCV.1                                                                                                                                                                                                                                        (New York) (3/2012)

FIXED ACCOUNT TABLE OF VALUES

End of	Guaranteed	Guaranteed Cash	End of	Guaranteed	Guaranteed Cash
Contract Year	Account Value	Surrender Value	Contract Year	Account Value	Surrender Value
1	10,070	9,370	36	55,214	54,944
2	11,151	10,481	37	56,776	56,506
3	12,242	11,612	38	58,354	58,084
4	13,345	12,765	39	59,948	59,678
5	14,458	13,938	40	61,557	61,287
6	15,583	15,133	41	63,183	62,913
7	16,718	16,448	42	64,824	64,554
8	17,866	17,596	43	66,483	66,213
9	19,024	18,754	44	68,157	67,887
10	20,195	19,925	45	69,849	69,579
11	21,377	21,107	46	71,558	71,288
12	22,570	22,300	47	73,283	73,013
13	23,776	23,506	48	75,026	74,756
14	24,994	24,724	49	76,786	76,516
15	26,224	25,954	50	78,564	78,294
16	27,466	27,196	51	80,360	80,090
17	28,721	28,451	52	82,173	81,903
18	29,988	29,718	53	84,005	83,735
19	31,268	30,998	54	85,855	85,585
20	32,560	32,290	55	87,724	87,454
21	33,866	33,596	56	89,611	89,341
22	35,185	34,915	57	91,517	91,247
23	36,516	36,246	58	93,442	93,172
24	37,862	37,592	59	95,387	95,117
25	39,220	38,950	60	97,350	97,080
26	40,592	40,322	61	99,334	99,064
27	41,978	41,708	62	101,337	101,067
28	43,378	43,108	63	103,361	103,091
29	44,792	44,522	64	105,404	105,134
30	46,220	45,950	65	107,468	107,198
31	47,662	47,392	66	109,553	109,283
32	49,119	48,849	67	111,658	111,388
33	50,620	50,350	68	113,785	113,515
34	52,136	51,866	69	115,933	115,663
35	53,667	53,397	70	118,102	117,832

The Surrender Value may be increased by interest credited at a higher rate.  The values shown above are guaranteed Surrender Values for the Fixed Account based upon: (1) a $10,000 initial Purchase Payment; (2) starting in year 2, subsequent Purchase Payments made at the beginning of each year of $1000; and (3) interest credited at the minimum guaranteed rate of 1.0%.  There is a $30 Contract Maintenance Charge assessed when the Contract Value is less than $50,000.  The above table assumes no deduction for any applicable premium taxes and no partial withdrawals.

VAC-0117NYCV.1                                                                                                                                                                                                                                        (New York) (3/2012)

Individual Flexible Purchase Payment Fixed and Variable Deferred Annuity Contract, Non-Participating
with Additional Credits on Purchase Payments and Contingent Deferred Sales Charge Waivers